Exhibit 10.1

TENTH AMENDMENT TO LEASE

THIS TENTH AMENDMENT TO LEASE (the “Tenth Amendment”) is entered into as of this 22nd day of October, 2007, by and between PARKERS LAKE I REALTY LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, Two Center Plaza, Suite 410, Boston, MA 02108 (“Lessor”), and UROLOGIX, INC., a Minnesota corporation, with an address of 14405 21st Avenue N., Suite 111, Plymouth, MN 55447 (“Lessee”).

WITNESSETH:

WHEREAS, Parkers Lake Pointe I Limited Partnership (“LP”), as landlord, and Lessee entered into a Lease dated January 20, 1992, as amended by Addendum to Lease Agreement dated January 20, 1992 by and between LP and Lessee, Addendum to Lease Agreement dated June 20, 1994 by and between LP and Lessee, Addendum to Lease Agreement dated April 5, 1995 by and between LP and Lessee, Addendum to Lease Agreement dated March 7, 1996 by and between LP and Lessee, Addendum to Lease Agreement dated September 30, 1996 by and between LP and Lessee, Addendum to Lease Agreement dated November 15, 1996 by and between LP and Lessee, Addendum to Lease Agreement dated October 31, 1997 by and between LP and Lessee, Amendment to Lease dated March 12, 1998 by and between Parkers Lake I Realty Corp., successor to LP (“Predecessor”) and Lessee, Amendment to Lease dated as of March 26, 1998 by and between Predecessor and Lessee (the “Eighth Amendment”), Amendment of Lease Agreement dated October 4, 2002 by and between Predecessor and Lessee (the “Ninth Amendment”), as affected by Form of Consent to Sublease dated August 14, 2003 by and between Predecessor, Lessee and Incisive Surgical, Inc. (as amended and affected, collectively, the “Lease”), whereby Lessee is currently leasing from Lessor approximately 36,962 rentable square feet of floor area in the development known as the Parkers Lake Pointe Business Centre, having a street address of 14405 21st Avenue N., Plymouth, Minnesota (the “Leased Premises”); and

WHEREAS, Lessor has succeeded to the rights of Predecessor as landlord under the Lease; and

WHEREAS, in accordance with and subject to the terms, conditions and other provisions of this Tenth Amendment, the parties desire to extend the Term of the Lease such that the Lease will expire on March 31, 2011; and

WHEREAS, in accordance with that certain Form of Consent to Sublease dated August 14, 2003, Lessor consented to Lessee’s subleasing to Incisive Surgical, Inc. (“Sublessee”) of approximately 10,950 square feet (the “Subleased Premises”) of the Leased Premises, which provided that the Sublease would terminate on or about March 30, 2008; and

WHEREAS, Lessor wishes to enter into a new Lease Agreement with Incisive Surgical, Inc. with respect to the Leased Premises which will replace, in its entirety, the existing sublease between Lessee and Sublessee, and Lessee and Sublessee have agreed that the Sublease between such parties shall terminate at 11:59 p.m. on October 31, 2007; and

WHEREAS, Lessee has requested that, as of November 1, 2007, the Lease apply to 26,012 rentable square feet of the Premises only, and in connection therewith, not later than 11:59 p.m. on October 31, 2007, Lessee will surrender to Lessor approximately 10,950 rentable square feet of the Premises, as shown on Exhibit A hereto (the “Excess Space”), and such request is acceptable to Lessor, as set forth herein; and

WHEREAS, Lessor and Lessee desire to amend the Lease to extend the term of the Lease, and, as of November 1, 2007, to terminate Lessee’s obligations under the Lease relating to the Excess Space only, to set forth the terms and conditions of such extension and partial termination, and to make other modifications to the terms and provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessor and Lessee agree as follows:

1. Capitalized terms not otherwise expressly defined herein shall have the meanings ascribed to them in the Lease. The term “Lease”, as used in the Lease, shall include the Lease, as amended by all amendments thereto, including this Tenth Amendment.

2. Lessee acknowledges that Predecessor has transferred its interest in the Lease, as landlord, to Lessor. As of November 1, 2004, all references in the Lease to LP or Predecessor and their addresses are hereby deleted and replaced with the following:

“Parkers Lake I Realty LLC

c/o Great Point Investors LLC

Two Center Plaza,

Suite 410 Boston, MA 02108

Attn: Joseph A. Versaggi

with a copy to:

United Properties LLC

3500 American Boulevard West

Suite 200

Bloomington, MN 55431

Attn: Lisa Dongoske

Rent payments to be sent:

(a)	if by regular mail, to:

Parkers Lake II Realty LLC 14577

Collections Center Drive Chicago, IL 60693

(b)	if by overnight mail or courier, to:

Bank of America Lockbox Services 14577

Collections Center Drive Chicago, IL 60693”

3. Term. Notwithstanding any provisions of the Lease to the contrary, the Term of the Lease shall continue through, and expire on, March 31, 2011.

4. Leased Premises. Notwithstanding any provisions of the Lease to the contrary, provided that (a) on or before 11:59 p.m. on October 31, 2007 (the “Termination Date”) Lessee vacates the Excess Space; (b) on or before the Termination Date, Lessor and Incisive Surgical, Inc. have finally executed a mutually acceptable, written amendment to lease agreement pertaining to Incisive Surgical’s leasing of all of the Excess Space, and (c) on October 31, 2007 Lessee is not in default under the terms and conditions of the Lease and no condition exists that with the passage of time and/or giving of notice would constitute a default under the Lease, then, from and after November 1, 2007, (x) the Leased Premises shall be defined as follows: “That certain space known and numbered Suite 111 and containing a total of approximately 26,012 rentable square feet of space (approximately 16,222 rentable square feet of office space and approximately 9,790 rentable square feet of warehouse space) in Parkers Lake Pointe I, located at 14405 21st Avenue N., Plymouth, MN”; and (y) the plan of the Premises as shown on Exhibit A attached hereto which shall replace all prior plans of the premises attached to the Lease.

5. Minimum Rent. Subject to the condition precedent stated in paragraph 11 of this Tenth Amendment, Section 4 of the Lease, last amended by paragraph 2 of the Ninth Amendment, is amended by deleting subsection (g) of said Section 2 of the Ninth Amendment and replacing such subsection in its entirety, and adding new subsections (h), (i), (j), (k) and (l), each to read as follows:

“(g) For the period commencing on April 1, 2007 through and including October 31, 2007, seven (7) monthly installments each in the amount of $28,959.21, payable in advance; and

(h) For the period commencing on November 1, 2007 and continuing through and including October 31, 2008, the sum of $224,743.68 per annum, payable in equal monthly installments, in advance, of $18,728.64; and

(j) For the period commencing on November 1, 2008 and continuing through and including October 31, 2009, the sum of $231,485.99 per annum, payable in equal monthly installments, in advance, of $19,290.50 per month; and

(k) For the period commencing on November 1, 2009 and continuing through and including October 31, 2010, the sum of $238,430.57 per annum, payable in equal monthly installments, in advance, of $19,869.21 per month; and

(l) For the period commencing on November 1, 2010 and continuing through and including March 31, 2011, five (5) monthly installments, payable in advance, each in the amount of $20,465.29 per month.”

For the avoidance of doubt, Lessor acknowledges that Lessee has paid and satisfied the “minimum rent” obligations set forth in subparagraph (g) above, for the period through and including October 31, 2007.

6. Additional Rent. Provided that Lessee vacates the Excess Space on or before 11:59 p.m. on October 31, 2007, as of November 1, 2007, Lessee’s share of Real Estate Taxes and Operating Expenses, last set forth in paragraph 2 of the Eighth Amendment, shall be reduced to, and shall become, 65.62% of said Real Estate Taxes and Operating Expenses.

7. Insurance. Section 11 of the Lease is amended to add the following sentence thereto: “Notwithstanding anything to the contrary contained herein, the required types and amounts of insurance are subject to periodic revision reasonably specified by Lessor based upon inflation, increased liability awards, recommendation of Lessor’s professional insurance advisers, and other relevant factors.”

8. Alterations. Lessee intends to make certain improvements to the Premises, all of which shall be made pursuant to Section 16 of the Lease, and in addition, prior to commencement of such construction, Lessee shall obtain Lessor’s approval of Lessee’s contractor (such approval not to be unreasonably withheld), and such contractor (prior to commencement of construction) shall provide

Lessor with insurance certificates listing Lessor and Lessor’s property manager as additional insureds and certificate holders (such insurance to be of such types and in such amounts as are reasonably required by Lessor). Provided Lessee is not then in default of any of the terms, conditions and covenants of the Lease, Lessor shall contribute up to $131,768.00 (the “Tenant Improvement Allowance”) toward the cost of Lessee’s additions, alterations or improvements to the internal portions of the Premises (“Tenth Amendment Work”), such improvements to be performed by Lessee in accordance with the terms and provisions of this Lease. All work with respect to any addition, alteration or improvement by Lessee shall be done in a good and workmanlike manner by properly qualified and licensed personnel. All such work shall be diligently prosecuted to completion and shall comply with applicable laws. Lessor is responsible for all costs of demising the Excess Space from the remaining Premises including the costs of separating the utilities between the Excess Space and the remaining Premises. Upon Lessee’s presentation to Lessor, no later than November 1, 2008, of true and correct copies of construction contracts, copies of invoices, lien waivers, and such other documentation reasonably required by Landlord supporting the charges for completion of such Tenth Amendment Work, Lessor shall make payment(s) to Lessee’s contractor (or upon receipt of paid invoices from Lessee or such contractor, directly to Lessee) for such Lessee improvements (up to the amount of the Tenant Improvement Allowance) completed as set forth above. In the event that the total cost of the Tenth Amendment Work is less than the Tenant Improvement Allowance, Lessee may, at Lessee’s option, exercised by written notice to Lessor given no later than November 1, 2008, apply the unused portion of the Tenant Improvement Allowance, up to the amount of $18,728.64, to Lessee’s payment of rent next due. Except as otherwise set forth herein, Lessee shall not be entitled to a credit for any portion of the Tenant Improvement Allowance not used. Except as otherwise set forth herein, all costs of any Tenth Amendment Work in excess of the Tenant Improvement Allowance shall be paid by Lessee promptly when due. Lessee acknowledges and agrees that Lessor has no obligation to perform any improvements to the Premises in connection with the within Tenth Amendment.

9. Option Periods. (a) Lessee acknowledges that it has exercised the option provided under paragraph 6 of the Ninth Amendment (as to the First Option Period.). Lessor and Lessee acknowledge that the terms and provisions of Section 7 of the Ninth Amendment continue to be effective, with the modifications set forth herein. Lessee acknowledges that the Second Option Period described in said Section 7 is the last extension option provided to Lessee pursuant to the terms of the Lease; and Lessor acknowledges that the Second Option Period, as amended below, remains in full force and effect.

(b) Said Section 7 of the Ninth Amendment is amended by deleting the second sentence of said Section 7 and replacing said sentence with the following:

“Should Lessee elect to exercise such option to extend the term for the Second Option Period has hereinabove set forth, then all terms and conditions of this Lease shall remain the same except that during such Second Option Period, the annual Base Rent payable for the Second Option Period (the “Renewal Rental Rate”) shall be one hundred (100%) percent of the market rental rate for comparable space in comparable buildings in the general vicinity of the Building (with respect to age, use, quality and location, but in no event less than the annual Base Rent in effect during the last twelve (12) months of the then expiring Term), determined as follows:

“In the event Lessee timely exercises its right to renew the Term for the Second Option Period (by providing written notice to Lessor at least 180 days prior to the expiration of the First Option Period), within thirty (30) days after Lessor receives notice of Lessee’s exercise of such option, Lessor shall notify Lessee in writing of Lessor’s good faith determination of the Renewal Rental Rate (“Landlord’s Renewal Term Rental Notice”). Lessee shall have fifteen (15) days from the date of Landlord’s Renewal Term Rental Notice to either accept or dispute Lessor’s determination of the Renewal Rental Rate. In the event that Lessee disputes Lessor’s determination of the Renewal Rental Rate, Lessee shall so notify Lessor and advise Lessor of Lessee’s determination of the Renewal Rental Rate. If Lessor and Lessee cannot agree upon the Renewal Rental Rate within thirty (30) days of the date of Landlord’s Renewal Term Rental Notice (the “Negotiation Period”), Lessor and Lessee shall simultaneously exchange, within the following fifteen (15) days, on a date determined by Lessor, statements setting forth each such party’s conclusion regarding the Renewal Rental Rate (each, a “Statement of Rental Rate”); provided, however, that if one party has not submitted such statement within forty-five (45) days after the date of Landlord’s Renewal Term Rental Notice, then the determination set forth in the other party’s statement shall be final and binding upon both parties. If both parties receive the other party’s statement of the Renewal Rental Rate within such time and the lesser of the two (2) determinations is within ten (10%) percent of the higher determination, then Lessor’s determination shall conclusively be deemed to be the Renewal Rental Rate. If these determinations differ by more than ten (10%) percent, then Lessor and Lessee shall mutually select a real estate professional with at least ten (10) years’ continuous experience in the business of appraising or marketing multi-tenant office buildings in the greater Minneapolis area (the “Valuation Expert”) to resolve the dispute as to the Renewal Rental Rate. If Lessor and Lessee cannot agree upon the designation of the Valuation Expert within thirty (30) days of the exchange of the Statements of Rental Rate, either party may apply to the American Arbitration Association or the Minneapolis Real Estate Board, or any successor thereto, for the designation of a Valuation Expert. Within ten (10) days of the selection of the Valuation Expert, Lessor and Lessee shall each submit to the Valuation Expert a copy of its Statement of Rental Rate, together with any supporting material. The Valuation Expert shall not perform his own valuation, but rather, shall, within thirty (30) days after receipt of such submissions, select as the Renewal Rental Rate the submission which the Valuation Expert concludes most closely and accurately reflects the Renewal Rental Rate for the Leased Premises, and the rental rate set forth in that submission shall be the Renewal Rental Rate for the Second Option Period (provided, however, that in no event shall the Renewal Rental Rate ever be less than the annual Base Rent for the preceding twelve (12) months of the Term then expiring). The Valuation Expert shall give notice of his or her determination to Lessor and Lessee and such decision shall be final and conclusively binding upon Lessor and Lessee. Each party shall pay the fees and expenses of any real estate professional such party retains and such party’s counsel, if any, in connection with any proceeding under this paragraph, and the party whose determination was determined by the Valuation Expert not to most accurately and closely reflect the Renewal Rental Rate of the Premises shall pay the fees and expenses of the Valuation Expert.

“At Lessor’s request, Lessor and Lessee shall execute an amendment to this Lease within thirty (30) days after the determination of the Renewal Rental Rate (in accordance with the procedure set forth above) for the Second Option Period, which amendment shall set forth the Second Option Period, the Renewal Rental Rate, and all other terms and conditions for the Second Option Period.

“Except as set forth above, the Second Option Period shall be subject to all of the terms and conditions of this Lease; provided, however, that unless the parties otherwise agree in writing, Lessee shall have no further extension rights once it has exercised the its rights under paragraph 7 of the Ninth Amendment (as herein amended).

“The annual Base Rent for the Second Option Period shall be payable in equal monthly installments in advance on or before the first day of each calendar month during the Second Option Period.”

10. Right of First Offer. Paragraph 8 of the Ninth Amendment is deleted in its entirety without replacement.

11. Termination of Lease Obligations for the Excess Space; Condition Precedent to Effectiveness of this Tenth Amendment. (a) Notwithstanding anything contained herein to the contrary, but subject to paragraph 11(b) below and provided that each and every obligation of Lessee hereunder is fully performed and all the conditions set forth in paragraph 12 herein have been fulfilled, the term of the Lease with respect to the Excess Space only shall terminate and expire as of 11:59 p.m. on October 31, 2007 (the “Excess Space Expiration Date”); provided, however, that Lessee is and shall continue to be liable to Lessor for any and all obligations of Lessee accruing under the Lease relating to the Excess Space, but only through the Excess Space Termination Date, and Lessee’s liabilities existing as of or with respect to any period of time on or prior to the Excess Space Expiration Date with respect to the Excess Space shall survive the Excess Space Expiration Date. Until the Excess Space Expiration Date, all of the terms and provisions of the Lease shall remain effective with regard to the Excess Space, and in all events the terms and conditions of the Lease shall continue to apply to the Leased Premises, as herein defined.

(b) Notwithstanding anything contained herein to the contrary, this Tenth Amendment shall automatically terminate without the requirement of any notice, and any and all obligations of Lessee to surrender the Excess Space to Landlord shall likewise terminate, should Lessor and Incisive Surgical, Inc. fail for any reason (or for no reason) to have finally executed a mutually acceptable lease agreement pertaining to all of the Excess Space. In such case, this Tenth Amendment shall be of no force or effect whatsoever, and the parties’ obligations with respect to the Leased Premises shall be governed solely by the Lease. In order for this Tenth Amendment to become effective, Lessor and Incisive Surgical, Inc. must first have finally executed, on or before the Termination Date, a mutually acceptable amendment to lease agreement pertaining to Incisive Surgical’s leasing of all of the Excess Space.

12. Additional Conditions. The expiration of the Lease with respect to the Excess Space and Lessor’s obligations under this Amendment are expressly subject to paragraph 11(b) above and the fulfillment of the following additional conditions on or before the Excess Space Expiration Date: (a) Lessee shall have vacated and surrendered the Excess Space to Lessor in accordance with Section 32 of the Lease; and (b) Lessee shall not be in default under the terms of the Lease and no condition or event shall have occurred that with the giving of notice and passage of time would constitute a default under the terms of the Lease. In the event any of the foregoing conditions are not met, then, provided that Lessor and Incisive Surgical, Inc. have finally executed, on or before the Termination Date, a mutually acceptable amendment to lease agreement pertaining to Incisive Surgical’s leasing of all of the Excess Space, at Lessor’s option, (i) all of the terms and provisions of this Tenth Amendment relating in any way to the termination of the Lease with respect to the Excess Space shall be null and void and of no force and effect, the Lease shall not be terminated with respect to the Excess Space, Lessee’s obligations under the Lease with regard to the Excess Space shall remain in full force and effect, and this Tenth Amendment shall be deemed appropriately amended, (ii) Lessee shall pay holdover rent, as set forth in Section 24 of the Lease, to Lessor for the Excess Space, and/or (iii) Lessor shall be entitled to pursue any and all rights and remedies provided under the terms of the Lease or otherwise existing at law.

13. Lessee represents to Lessor that Lessee has not dealt with any broker or agent in connection with this Tenth Amendment, other than United Properties LLC and NAI Welsh (collectively, the “Brokers”), and no broker or agent, other than the Brokers, negotiated this Tenth Amendment. Lessee agrees to indemnify, defend and hold Lessor, its asset manager, its property manager and their respective employees, harmless from and against any claims for a fee or commission made by any broker or agent, other than the Brokers, claiming to have acted by or on behalf of Lessee in connection with this Tenth Amendment.

14. It is mutually agreed that all covenants, conditions and agreements set forth in the Lease, as amended hereby, shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

15. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Lessee represents and warrants to Lessor that (a) Lessee is not in default under any of the terms and provisions of the Lease, (b) Lessor is not in default in the performance of any of its obligations under the Lease, (c) Lessor has completed all work, if any, and has paid any tenant improvement allowances in connection therewith, if any, except for the Tenant Improvement Allowance described herein (which is not yet due), and (d) Lessee is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Lessor under the Lease. Lessee further acknowledges that Lessee has no defenses, offsets, liens, claims or counterclaims against Lessor under the Lease or against the obligations of Lessee under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).

16. Assuming the condition precedent set forth in paragraphs 11 and 12 above have been satisfied, any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Tenth Amendment shall be resolved in favor of the terms and provisions of this Tenth Amendment. The Recitals hereinabove are true and correct and are part of this Tenth Amendment.

17. This Tenth Amendment shall not be modified except in writing signed by both parties hereto.

18. The submission of this Tenth Amendment shall not constitute an offer and this Tenth Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

19. Each party represents and warrants for itself that all requisite organizational action has been taken in connection with this transaction, and the individuals signing on behalf of such party represent and warrant that they have been duly authorized to bind the Lessee by their signature.

20. This Tenth Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one fully executed original Tenth Amendment, binding upon the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the same counterpart. Additionally, telecopied signatures may be used in place of original signatures on this Tenth Amendment. Lessor and Lessee intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Tenth Amendment based on the form of signature.

IN WITNESS WHEREOF, the parties hereto have executed this Tenth Amendment to be effective on the date first indicated above.

Lessor:

PARKERS LAKE I REALTY LLC, a Delaware limited liability company

By:	/s/ Randolph L. Kazazian III
Name:	Randolph L. Kazazian III
Title:	Senior Vice President

Lessee:

UROLOGIX, INC., a Minnesota corporation

By:	/s/ Fred B. Parks
Name:	Fred B. Parks
Title:	Chairman and CEO

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